Exhibit 10.1

Offer of Employment

July 28, 2026

Dear Jessica L Paz,

On behalf of Firefly Neuroscience Inc (the “Company”), I am pleased to invite you to join the Company in the role of “Chief Accounting Officer”. In this position, you will be expected to devote your full business time, attention and energy to the performance of your duties with the Company. The effective date of your employment will be September 8, 2026, or such other date as you and the Company mutually agree in writing.

The terms of this offer of employment are as follows:

1.	At-Will Employment. You should be aware that your employment with the Company is for no specified period and constitutes “at-will” employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason. We request that you give the Company at least two weeks’ notice in the event of a resignation.

2.	Compensation. The Company will pay you a base salary of $215,000 per year payable in accordance with the Company’s standard payroll policies, including compliance with applicable withholding. Subject to Board approval, you will also be granted an option to purchase 50,000 shares of the Company’s common stock under the Company’s equity incentive plan and standard stock option agreement. The exercise price per share will be equal to the fair market value of the Company’s common stock on the date of grant. The option will vest over four (4) years, with twenty-five percent (25%) of the shares vesting on the first anniversary of your vesting commencement date and the remaining shares vesting in equal quarterly installments over the following twelve (12) quarters, subject to your continued employment with the Company through each applicable vesting date. Please note that the Company may modify job titles, compensation, and benefits from time to time as it deems necessary.

3.	PTO. You will be eligible to Paid Time Off (PTO) through Firefly’s flexible PTO policy, where you can take time off as you need provided you obtain consent from your manager. Firefly also has a standard calendar of paid company holidays.

4.	Benefits. During the term of your employment, you will be entitled to the Company’s standard benefits covering employees at your level, as such may be in effect from time to time.

1100 Military Road, Buffalo, New York 14217

5.	Background Checks. The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer is contingent upon your clearance of any such background investigation and/or reference check.

6.	Immigration Laws. For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within 3 business days of the effective date of your employment, or your employment relationship with the Company may be terminated.

7.	Prior Obligations; Conflicting Obligations; Third Party Information. If you have not already done so, please disclose to the Company whether there are any agreements relating to your prior employment or provision of services which may affect your ability to be employed by the Company or limit the manner in which you may be employed. During your employment with the Company, you agree not to engage in any other employment, consulting, or business activity that is directly related to the business of the Company as conducted during your employment, and not to engage in any other activities that conflict with your obligations to the Company. You also agree not to bring any third-party confidential information to the Company, including that of your former employer, and that you will not use any such information during the course of your employment with the Company.

8.	Employee Proprietary Information Agreement. As a condition of this offer of employment, you will be required to complete, sign and return the Company’s standard form of Employee Proprietary Information Agreement (the “EPIA”).

9.	Employee Policies. As a Company employee, you will be expected to abide by the Company’s rules and standards, as may be in effect from time to time. Specifically, you will be required to sign an acknowledgment that you have reviewed and understand the Company’s Employee Handbook.

10.	General. This offer letter and the EPIA, when signed by you, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements, including, but not limited to, any representations made during your recruitment, interviews, or pre-employment negotiations, whether written or oral. In the event of a conflict between the terms and provisions of this offer letter and the EPIA and the stock option agreement, the terms and provisions of the EPIA and the stock option agreement will control. Any amendment to this offer letter or any waiver of a right under this offer letter must be signed in writing by you and an officer of the Company. Delaware law will govern this offer letter.

1100 Military Road, Buffalo, New York 14217

We look forward to you joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing this offer letter in the space provided below.

Sincerely,

By:	/s/ Greg Lipschitz
Name:	Greg Lipschitz
Title:	CEO

AGREED TO AND ACCEPTED:

By:	/s/ Jessica L. Paz
Name:	Jessica L. Paz

1100 Military Road, Buffalo, New York 14217

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